Exhibit 2.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

IDENTIFYSENSORS BIOLOGICS CORP.

IdentifySensors Biologics Corp. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify:

FIRST: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 11, 2020 at 5:47 P.M. (the “Certificate”).

SECOND: The amendment to the Certificate set forth below has been duly adopted in accordance with the provisions of Sections 141(f), 228, and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: Article IV (A) of the Certificate of Incorporation is hereby amended by adding the following paragraph at the end thereof:

“Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each 3.6 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to the next highest number of whole shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

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IN WITNESS WHEREOF, IdentifySensors Biologics Corp. Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its authorized signatory on this 29th day of September, 2020.

By:	/s/ Dr. Gregory Hummer
Dr. Gregory Hummer CEO

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